Exhibit 10.26
RESTRICTED STOCK AGREEMENT
     THIS AGREEMENT is made effective as of the 1st day of January, 2007, by and between Health Fitness Corporation, a Minnesota corporation (the “Company”), and Gregg Lehman (“Executive”).
     W I T N E S S E T H:
     WHEREAS, the Executive is, on the date hereof, an officer of the Company; and
     WHEREAS, in accordance with the Employment Agreement, dated as of December 1, 2006, by and between the Company and the Executive (the “Employment Agreement”), the Company wishes to grant a restricted stock award to the Executive for shares of the Company’s Common Stock;
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:
     1. Grant of Restricted Stock Award. The Company hereby grants to the Executive on the date set forth above a restricted stock award (the “Award”) for Fifty Thousand (50,000) shares of Common Stock on the terms and conditions set forth herein, which shares are subject to adjustment pursuant to Section 3(b) of this Agreement. The Company shall cause to be issued one or more stock certificates representing such shares of Common Stock in the Executive’s name, and shall hold each such certificate until such time as the risk of forfeiture and other transfer restrictions set forth in this Agreement have lapsed with respect to the shares represented by the certificate. The Company may also place a legend on such certificates describing the risks of forfeiture and other transfer restrictions set forth in this Agreement providing for the cancellation of such certificates if the shares of Common Stock are forfeited as provided in Section 2 below. Until such risks of forfeiture have lapsed or the shares subject to this Award have been forfeited pursuant to Section 2 below, the Executive shall be entitled to vote the shares represented by such stock certificates and shall receive all distributions attributable to shares for which the risks of forfeiture have lapsed, but the Executive shall not have any other rights as a shareholder with respect to such shares.
     2. Vesting of Restricted Stock.
          a. General. The shares of Stock subject to this Award shall remain forfeitable until the risks of forfeiture lapse according to the following vesting schedule:

Number
Vesting Date	of Shares Vested
January 1, 2007	16,666
January 1, 2008	16,667
January 1, 2009	16,667

If the Executive’s employment with the Company (or a subsidiary of the Company) terminates at any time prior to a Vesting Date for any reason other than the involuntary termination of Executive’s employment with the Company without “cause,” but including the Executive’s voluntary resignation, retirement or death, the Executive shall immediately forfeit all shares of Stock subject to this Award which have not yet vested and for which the risks of forfeiture have not lapsed.
          b. Involuntary Termination Without Cause. If the Company involuntarily terminates the Executive’s employment without “cause,” the risks of forfeiture on all shares of Stock subject to this Award shall immediately lapse. For purposes of this Agreement, “cause” shall have the same meaning as set forth in the Employment Agreement.
          c. Change of Control. In the event of a “Change of Control,” the risks of forfeiture on all shares of Stock subject to this Award shall immediately lapse. For purposes of this Agreement, “Change of Control” shall have the same meaning as set forth in the Employment Agreement.
     3. General Provisions.
          a. Employment or Other Relationship. This Agreement shall not confer on the Executive any right with respect to continuance of employment by the Company or any of its Affiliates, interfere in any way with the right of the Company to terminate such employment, nor interfere in any way with the Company’s or the Executive’s rights under the Employment Agreement.
          b. Mergers, Recapitalizations, Stock Splits, Etc. Except as otherwise specifically provided in any employment, change of control, severance or similar agreement executed by the Executive and the Company, any change in the outstanding shares of Common Stock by reason of any sale, merger, consolidation, exchange, reorganization, divestiture (including a spin-off), liquidation, recapitalization, stock split, stock dividend, or otherwise (any of the foregoing, a “transaction”) shall result in an adjustment, reduction, or enlargement, as appropriate, in the number of shares subject to this Award. Any additional shares that are credited pursuant to such adjustment shall be subject to the same restrictions as are applicable to the shares with respect to which the adjustment relates.
          c. Shares Reserved. The Company shall at all times during the term of this Award reserve and keep available such number of shares as will be sufficient to satisfy the requirements of this Agreement.
          d. Withholding Taxes. To permit the Company to comply with all applicable federal and state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that, if necessary, all applicable federal and state payroll, income or other taxes are withheld from any amounts payable by the Company to the Executive. If the Company is unable to withhold such federal and state taxes, for whatever reason, the Executive hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal or state law prior to the transfer of any certificates for the shares of Stock subject to this Award. Subject to such rules as the Board of Directors may adopt, the Board of Directors may, in its sole discretion, permit Executive to satisfy such withholding tax obligations, in whole or in part, by delivering shares of Common Stock received pursuant to this Award having a fair market value, as of the date the amount of tax to be withheld is determined under applicable tax law, equal to the minimum amount required to be withheld for tax purposes. Executive’s request to deliver shares for purposes of such withholding tax obligations shall be made on or before the date that triggers such obligations or, if later, the date that the amount of tax to be withheld is determined under applicable tax law.
          For purposes of this Agreement, “fair market value” shall mean: (i) if the Company’s common stock is listed on the Nasdaq National Market, Nasdaq SmallCap Market, or an established stock exchange, the price of such stock at the close of the regular trading session of such market or exchange on such date, as reported by The Wall Street Journal or a comparable reporting service, or, if no sale of such stock shall have occurred on such date, on the next preceding day on which there was a sale of stock; (ii) if the Company’s common stock is not so listed on the Nasdaq National Market, Nasdaq SmallCap Market, or an established stock exchange, the average of the closing “bid” and “asked” prices quoted by the OTC Bulletin Board, the National Quotation Bureau, or any comparable reporting service on such date or, if there are no quoted “bid” and “asked” prices on such date, on the next preceding date for which there are such quotes; or (iii) if the Company’s common stock is not publicly traded as of such date, the per share value as determined by the Company’s Board of Directors, in its sole discretion, by applying principles of valuation with respect to the Company’s Common Stock.
          e. Lockup Period Limitation. Executive agrees that in the event the Company advises the Executive that it plans an underwritten public offering of its Common Stock in compliance with the Securities Act of 1933, as amended, and that the underwriter(s) seek to impose restrictions under which certain shareholders may not sell or contract to sell or grant any option to buy or otherwise dispose of part or all of their stock purchase rights of the underlying Common Stock, the Executive hereby agrees that for a period not to exceed 180 days from the prospectus, the Executive will not sell or contract to sell or grant an option to buy or otherwise dispose of this Award or any of the underlying shares of Common Stock without the prior written consent of the of the underwriter(s) or its representative(s).
          f. Blue Sky Limitation. Notwithstanding anything in this Agreement to the contrary, in the event the Company makes any public offering of its securities and determines, in its sole discretion, that it is necessary to reduce the number of issued but unexercised stock purchase rights so as to comply with any state securities or Blue Sky law limitations with respect thereto, the Board of Directors of the Company shall accelerate the vesting of this restricted stock award, provided that the Company gives the Executive 15 days’ prior written notice of such acceleration. Notice shall be deemed given when delivered personally or when deposited in the United States mail, first class postage prepaid and addressed to the Executive at the address of the Executive on file with the Company.
          g. Accounting Compliance. Executive agrees that, if a merger, reorganization, liquidation or other “transaction” (as defined in Section 3(b) of this Agreement)

occurs, and the Executive is an “affiliate” of the Company or any Affiliate (as defined in applicable legal and accounting principles) at the time of such transaction, the Executive will comply with all requirements of Rule 145 of the Securities Act of 1933, as amended, and the requirements of such other legal or accounting principles, and will execute any documents necessary to ensure such compliance.
          h. Securities Law Compliance. The Executive shall not transfer or otherwise dispose of the shares of Stock received pursuant to this Agreement until such time as counsel to the Company shall have determined that such transfer or other disposition will not violate any state or federal securities laws. The Executive may be required by the Company, as a condition of the effectiveness of this Award, to agree in writing that all Stock subject to this Agreement shall be held, until such time that such Stock is registered and freely tradable under applicable state and federal securities laws, for the Executive’s own account without a view to any further distribution thereof, that the certificates for such shares shall bear an appropriate legend to that effect and that such shares will be not transferred or disposed of except in compliance with applicable state and federal securities laws.
          i. Stock Legend. The Board of Directors may require that the certificates for any shares of Common Stock issued to Executive (or, in the case of death, Executive’s successors) under this Agreement shall bear an appropriate legend to reflect the restrictions of Sections 3(e) through 3(h) of this Agreement; provided, however, that failure to so endorse any of such certificates shall not render invalid or inapplicable Sections 3(e) through 3(h).
          j. Scope of Agreement. This Agreement shall bind and inure to the benefit of the Company and its successors and assigns and of the Executive and any successor or successors of the Executive.
          k. Arbitration. Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years. If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota select an arbitrator. Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement. Limited civil discovery shall be permitted only for the production of documents. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys’ fees. Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.
     l. Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Minnesota, without reference to its conflict of laws provisions.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

HEALTH FITNESS CORPORATION
By:	/s/ Mark Sheffert
Its: Chairman

/s/ Gregg Lehman
Executive

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